Exhibit 99.1

11000 BROKEN LAND PARKWAY, SUITE  600

COLUMBIA, MARYLAND 21044

WWW.FIELDSTONEINVESTMENT.COM

FOR IMMEDIATE RELEASE:

CONTACT:

Investor Relations

Tel: 410-772-5160

Toll-free: 866-438-1088

investors@FieldstoneInvestment.com

FIELDSTONE INVESTMENT CORPORATION

ANNOUNCES 2005 DIVIDENDS GUIDANCE AND INCREASED LEVERAGE TARGET

COLUMBIA, MARYLAND, May 16, 2005 – Fieldstone Investment Corporation (NASDAQ: FICC), a residential mortgage banking company operating as a REIT that owns a portfolio of residential mortgage loans and originates, securitizes, sells, and services single-family residential mortgage loans, today announced guidance for its 2005 dividends and the decision by its Board of Directors to increase its targeted leverage.

Fieldstone expects to achieve the following REIT taxable income and pay the following dividends in 2005:

$Per share
2005 REIT taxable income	$2.11 to $2.19
2004 undistributed REIT taxable income	$0.20 to $0.22
2005 total distributable REIT taxable income	$2.31 to $2.41
2005 dividends	$1.98 to $2.04
2005 undistributed REIT taxable income	$0.33 to $0.37

The dividends Fieldstone expects to pay for 2005 include the first quarter dividend Fieldstone paid in April 2005, dividends for the second and third quarters and a fourth quarter dividend expected to be declared in December 2005 and paid in January 2006.

Fieldstone’s dividend guidance is based on the following management estimates for the year 2005:

•                  Total annual non-conforming mortgage loan originations of between $6.2 billion and $6.8 billion

•                  Investment portfolio balance of at least $6.0 billion of non-conforming loans by year end 2005, which reflects a portfolio debt to equity leverage ratio of 11 to 1

•                  Stable interest margin on the new loans added to the investment portfolio in 2005 as interest rates increase as anticipated by the forward LIBOR curve

•                  Retain 2005 after-tax income from sale of loans in the taxable REIT subsidiary (TRS)

•                  Average diluted common shares outstanding in 2005 of 48.5 million

Fieldstone also announced that its Board of Directors has raised its targeted ratio of portfolio debt to equity to 13:1, which would support an investment portfolio of $7.0 billion.

“Fieldstone has continued to build its portfolio of high quality non-conforming loans we originate and to build its origination franchise in 2005, and we funded $498 million of non-conforming loans in April.  We have structured our portfolio to generate stable returns over time, and our economic hedge strategy for the portfolio has been successful during the current cycle of rising interest rates.  We are very pleased with our portfolio and loan performance to date.  Our investment portfolio began the year at $4.8 billion, and it should increase to $6.0 billion by year end 2005 and allow us to pay a dividend of between $1.98 and $2.04 a share in 2005, while carrying forward additional REIT taxable income which we will dividend in 2006.  In addition, after reviewing our long-term business model, our liquidity and working capital requirements and our portfolio’s strong performance to date, we have determined that we will increase our targeted portfolio debt to equity ratio to 13:1, which we believe we will achieve in 2006,” stated Michael J. Sonnenfeld, Fieldstone’s President and Chief Executive Officer.

Conference Call

Fieldstone will hold a conference call on Tuesday, May 17, 2005 at 4:00 p.m. Eastern Time to discuss its 2005 dividend guidance.

Dial-in information for the conference call will be available on our website at www.FieldstoneInvestment.com. Please dial in at least 10 minutes prior to the start of the call.  The conference call also will be webcast live on the Internet at www.FieldstoneInvestment.com.  Interested participants should go to the company’s website at least 15 minutes prior to the start of the call, select the “Press Room “ tab, choose “Live Webcast” and follow the related instructions.

About Fieldstone

Fieldstone Investment Corporation, headquartered in Columbia, Maryland, is a residential mortgage banking company that has a portfolio of residential mortgage loans and that originates, securitizes, sells and services residential mortgage loans in the United States, directly or through its mortgage origination subsidiary.  Fieldstone has elected to be taxed as a real estate investment trust (REIT) for federal income tax purposes.  Fieldstone’s residential mortgage origination subsidiary, Fieldstone Mortgage Company, originates loans through wholesale and retail business channels through its network of independent mortgage brokers and retail branch offices located throughout the country.

For more information or a copy of the press release, visit www.FieldstoneInvestment.com.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws and, if so, are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes; (iv) continued availability of credit facilities for the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2005, and other filings with the SEC. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.